                                                                    Exhibit 11.6
                    Microsemi Corporation and Subsidiaries
                              Earnings Per Share
   For each of the three fiscal years in the period ended September 29, 1996
                     (in thousands, except per share data)

                                      1996      1995      1994
PRIMARY

Net income (loss)                     $ 8,100   $ 6,053  $(2,130)
                                      =======   =======  =======

Equivalent shares outstanding           7,860     7,789    7,573
Equivalent shares from stock options      428       424        0
                                      -------   -------  -------
Primary common and common
   equivalent shares                    8,288     8,213    7,573
                                      =======   =======  =======

Primary earnings (loss)  per share    $  0.98   $  0.74  $ (0.28)
                                      =======   =======  =======

FULLY DILUTED

Net income (loss)                     $ 8,100   $ 6,053  $(2,130)
Interest savings from conversion
   of convertible debt                  1,297     1,334        0
                                      -------   -------  -------
Fully diluted net income (loss)       $ 9,397   $ 7,387  $(2,130)
                                      =======   =======  =======

Equivalent shares outstanding           7,868     7,789    7,573
Equivalent shares from stock options      428       549        0
Convertible shares                      3,509     3,523        0
                                      -------   -------  -------
Fully diluted common and common
   equivalent shares                   11,805    11,861    7,573
                                      =======   =======  =======

Fully diluted earnings (loss)
   per share                          $  0.80   $  0.62  $ (0.28)
                                      =======   =======  =======